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EXHIBIT 10.18

                    THE GRAND UNION COMPANY SEVERANCE PLAN
                             FOR EXEMPT PERSONNEL
                                      AND
                           SUMMARY PLAN DESCRIPTION

                           Effective April 14, 1998

(1)     GENERAL.

The legal name, address and federal employer identification number of the Company are:

        The Grand Union Company                      EIN:  22-1518276
        201 Willowbrook Blvd.
        Wayne, NJ 07470

The Company has established a severance plan (the "Plan") for all of the Company's salaried personnel at its headquarters and salaried store management personnel. If after reading this Plan and Summary Plan Description you have any questions, please present them to the Plan Administrator identified in Section (4).

(2)     IDENTIFICATION OF PLAN.

The Plan is known as The Grand Union Company Severance Plan for Exempt Personnel. The Company has assigned 530 as the plan identification number.

(3)     TYPE OF PLAN.

The Plan is commonly known as an employee welfare benefit plan, which provides, in the discretion and sole determination of the Plan Administrator, certain severance benefits ("Severance Benefits"). The Plan may provide you with Severance Benefits if your employment with the Company terminates for any reason specified in Section (6), "Terminations Which May Give Rise to Severance Benefits", unless you are subject to Section (7), "Terminations Which Do Not Give Rise to Severance Benefits". Section (8), "Payment of Severance Benefits", explains how Severance Benefits are calculated and paid. Section (9) "Disqualification of Participant Status/Loss of Benefits" explains when Severance Benefits will not be paid and how Severance Benefits can be lost. The Severance Benefit is paid by the Company and does not require participant contributions to the Plan.

As you may know, a governmental agency known as the Pension Benefit Guaranty Corporation ("PBGC") insures certain benefits payable under plans which provide for fixed and determinable

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retirement benefits. Since the Plan is not a retirement plan, the PBGC does not include this Plan within its insurance program.

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(4)     PLAN ADMINISTRATOR.

The Plan Administrator is the entity that is responsible for administering the Plan. The Company's Vice President of Associate Relations, or such person who is designated as his/her successor, is the Plan Administrator. You may contact the Plan Administrator at the Company's address. The Plan Administrator is responsible for providing you and other participants with information regarding your rights, obligations and benefits under the Plan. The Plan Administrator also has the primary authority for filing the various reports, forms and returns with the Department of Labor and the Internal Revenue Service. The Plan Administrator shall have discretionary authority to determine eligibility for Severance Benefits and to construe the terms of the Plan, as indicated. Any interpretation or determination made by the Plan Administrator pursuant to its discretionary authority shall be given full force and effect, unless it can be shown that the interpretation or determination was arbitrary and capricious.

The Plan Administrator is designated as agent for service of legal process and the address where a processor may serve legal process upon the Plan is:

        The Grand Union Company
        Severance Plan Administrator
        Personnel Benefits Department
        201 Willowbrook Blvd.
        Wayne, NJ 07470

Severance Benefits are paid from the general assets of the Company. There is no separate trust fund from which Severance Benefits are provided. All records of the Plan shall be kept on the basis of the Plan Year, which shall correspond with the Company's fiscal year that typically ends on the fourth Saturday in March.

(5)     ELIGIBILITY TO PARTICIPATE.

Subject to all of the terms and conditions of the Plan (including without limitation the condition that eligibility for Severance Benefits in each case is subject to the determination of the Plan Administrator in its sole and absolute discretion), all salaried personnel at the Company's headquarters and salaried store management personnel who are actively employed and working may be eligible to receive a Severance Benefit under the Plan (hereinafter "Participants").

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(6)     TERMINATIONS WHICH MAY GIVE RISE TO SEVERANCE BENEFITS.

Unless you are subject to Section (7), you may be entitled to receive Severance Benefits if:

         (a) you are terminated by the Company due to a job elimination, a reduction in force for economic reasons, a decision to outsource work performed by Company employees to a third-party service provider, or another Company-initiated event (other than the sale of a major business unit of the Company); and

         (b) you work up to and including your last scheduled day of employment as determined by the Company, and

         (c) the Plan Administrator determines that you are eligible to receive Severance Benefits under the Plan.

As explained in Section (8) below, receipt of Severance Benefits in excess of the base Severance Benefit under this Plan is further contingent upon your first executing an Agreement and Release of any claims you have or may have against the Company as of the date you accept Severance Benefits.

(7)     TERMINATIONS WHICH DO NOT GIVE RISE TO SEVERANCE BENEFITS.

You are not entitled to receive Severance Benefits if your employment is terminated on account of death, disability, retirement, voluntary termination, proven dishonesty, theft of Company assets, or violation of Company business standards, as determined by the Plan Administrator in its sole and absolute discretion. In addition, if your employment is terminated in connection with the sale of a major business unit of the Company, you will not be eligible to receive a Severance Benefit under this Plan. You also are not eligible to receive Severance Benefits under this Plan if you are eligible to receive Severance Benefits under the Grand Union Company Severance Plan for Non-Union Associates, or if you are eligible to receive severance benefits under a separate written agreement.

(8)     PAYMENT OF SEVERANCE BENEFITS.

All Participants eligible to receive payment of Severance Benefits shall receive a base Severance Benefit equal to one week's salary. Severance Benefits in excess of one week's salary shall be contingent upon execution of an Agreement and Release, which releases the Company from any and all claims a Participant has or may have against the Company or any of its officers, directors or employees as of the date of acceptance of Severance Benefits. If such an Agreement and Release is executed, additional Severance Benefits shall be payable on the basis of a combination of length of service and position level at the time of termination, as shown in the following schedule:

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Position                                      Severance Payment
--------                                      -----------------
Senior Vice-President or above                18 months' salary
Corporate Vice-President                      1 year's salary
Appointed Vice-President                      6 months' salary
Director                                      6 months' salary
All other Exempt Personnel                    1 week's pay per year of service,
                                              to a maximum of 26 weeks

Severance Benefits payable under the preceding schedule shall be inclusive of the base Severance Benefit payable to all Participants. Severance Benefits will be distributed in one lump sum payment, from which applicable federal and state taxes will be withheld.

In addition to the Severance Benefits set forth in the preceding schedule, the following Severance Benefits will also be provided upon execution of an Agreement and Release which releases the Company from all claims a Participant has or may have against the Company or any of its officers, directors or employees:

        (a) a payment equal to the number of whole months employed since the preceding June 1 divided by twelve times the number of vacation days to which the employee would be entitled on the following June 1; and

        (b) the opportunity to purchase your Company car at the lease buyout price, if a Company car has been provided to you as part of your compensation and that car was leased by the Company for your use.

The preceding levels of Severance Benefits may be modified by individual employment agreements made on or after the time of hire. All such agreements must be in writing and must have the final approval of the Chief Executive Officer of the Company or the Board of Directors. Any employee of the Company who has a separate written agreement with the Company which provides for the payment of severance benefits will receive no Severance Benefits under this Plan.

Notwithstanding anything in this Section (8) to the contrary, in the event you are terminated by the Company in connection with a decision to outsource work performed by Company employees to a third-party service provider, the Plan Administrator shall have complete and sole discretion to determine whether, and to what extent, Severance Benefits will be payable to you under this Plan.

(9)     DISQUALIFICATION OF PARTICIPANT STATUS/LOSS OF BENEFITS.

There are no specific Plan provisions which provide for a disqualification of your status as a Participant under the Plan or for denial or loss of Plan benefits. If you terminate employment for any reason specified in Section (7), however, you will not receive a Severance Benefit. In

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addition, if you are eligible to receive a Severance Benefit, and the Plan
Administrator is unable to locate you at your last address of record with the Company during the ten day period following employment termination, you may lose eligibility for Severance Benefits under the Plan. Therefore, it is your obligation under the Plan to keep the Company apprised of your mailing address following termination of your employment. Further, the fact that the Company has established this Plan does not confer any right to the payment of Severance Benefits under any circumstance, nor any right to continued employment with the Company, nor does it impose on the Company any obligation to change its policies regarding termination of employment.

(10)    AMENDMENT AND TERMINATION.

The Company reserves the complete and absolute right to terminate, suspend or modify the Plan in whole or in part at any time without notice. No benefits are vested or accrued in connection with the Plan at any time.

(11)    COMPANY ACTION.

Any actions to be taken by the Company under the Plan will be taken by the Company's duly authorized officers. In addition, pursuant to Section 405(c) of the Employee Retirement Income Security Act of 1974, as amended, the Company may designate any person or persons to carry out any or all of its fiduciary responsibilities under the Plan.

(12)    CLAIMS PROCEDURE.

You need not file a formal claim with the Plan Administrator in order to receive Severance Benefits under the Plan. When an event occurs which may make you eligible to receive a distribution under the Plan, the Plan Administrator will notify you regarding the distribution of your Severance Benefits. If you disagree with the Plan Administrator's determination of the amount of Severance Benefits under the Plan or with respect to any other decision the Plan Administrator may make regarding your interest in the Plan, the Plan contains an appeal procedure which you must follow. In brief, if the Plan Administrator denies Severance Benefits to you, the Plan Administrator will give you adequate notice in writing setting forth the reason or reasons for the denial and referring you to the pertinent provisions of the Plan supporting the Plan Administrator's decision. If you disagree with the Plan Administrator, you, or a duly authorized representative, must appeal the adverse determination in writing to the Plan Administrator within 75 days after receipt of the notice of denial of Severance Benefits. If you fail to appeal a denial within the 75-day period, the Plan Administrator's determination will be final and binding. If you appeal to the Plan Administrator, you or your duly authorized representative must submit the issues and comments you feel are pertinent to permit the Plan Administrator to re-examine all facts and make a final determination with respect to the denial. The Plan Administrator, in most cases, will make a decision within 60 days of a request on

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appeal unless special circumstances would make the rendering of a decision within the 60-day period not feasible. In any event, the Plan Administrator must render a decision within 120 days after its receipt of a request for review and must notify you of the extension within 60 days of receipt of the request for review. In the event no decision is rendered within that time period, the appeal is considered denied.

(13)    PARTICIPANT'S RIGHTS UNDER ERISA.

As a Participant in this Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 ("ERISA"). ERISA provides that all Plan Participants shall be entitled to:

        a) Examine, without charge, at the Plan Administrator's office and at other specified locations, all Plan documents; and

        b) Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of an employee benefit plan. The people who operate this Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interests of you and other Plan Participants. No one, including the Company or any other person, may terminate you or otherwise discriminate against you in any way to prevent you from obtaining a Severance Benefit or from exercising your rights under ERISA. If your claim for a Severance Benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan review and reconsider your claim.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive the material within 30 days, you may file suit in federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for Severance Benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees; for example, if it finds your claim is frivolous. If you have any questions about this Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest area office of the U.S. Labor-Management Services Administration, U.S. Department of Labor.


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(14)   FEDERAL AND STATE INCOME TAXATION OF SEVERANCE BENEFITS PAID.

In the event that you do receive Severance Benefits under the Plan, those Severance Benefits will be subject to automatic withholding of applicable federal and state taxes. You must report as income the Plan distributions you receive. We emphasize that you should consult your own tax advisor with respect to the proper method of reporting any distribution you receive from the Plan.


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